VIRTUS INVESTMENT COMPANY BLANKET BOND RECONCILIATION

August 2018

Fund	Trust Size	Req. Bond Current Schedule		Maximum Bond Required

Virtus Alternative Solutions Trust	1,820,174,004	600,000		600,000
Virtus Asset Trust	16,415,570,988	7,300,000	*	2,500,000
Virtus Equity Trust	9,321,688,869	3,900,000	*	2,500,000
Virtus Opportunities Trust	20,682,870,459	9,100,000	*	2,500,000
Virtus Retirement Trust	17,119,551	225,000		225,000
Virtus Variable Insurance Trust	1,007,472,213	1,000,000		1,000,000
Duff & Phelps Utility and Corporate Bond Trust, Inc.	359,043,612	750,000		750,000
DNP Select Income Fund, Inc.	3,773,482,883	2,300,000		2,300,000
DTF Tax Free Income, Inc.	194,570,199	600,000		600,000
Duff & Phelps Global Utility Income Fund, Inc.	910,562,891	1,000,000		1,000,000
Duff & Phelps Select Energy MLP Fund, Inc.	255,386,363	600,000		600,000
Virtus Global Multi-Sector Income Fund	230,013,542	600,000		600,000
Virtus Total Return Fund Inc. (fka The Zweig Fund, Inc.)	334,720,372	750,000		750,000
Virtus Global Dividend & Income Fund (fka Zweig Total Return)	379,199,208	750,000		750,000
ETF Series I	1,088,473,781	1,250,000		1,250,000
Virtus ETF Trust II	181,488,536	600,000		600,000

TOTAL	56,971,837,473	31,325,000		18,525,000

*	Maximum Required Bond is $2.5 Million